JOINT FILER INFORMATION

Name:	Urstadt Property Company, Inc.

Address:	2 Park Place, Bronxville, New York 10708

Designated Filer:	Charles J. Urstadt

Issuer & Ticker Symbol:	Urstadt Biddle Properties Inc. (UBA)
(Class A Common Stock)

Date of Event:	October 7, 2009
Requiring Statement:

Signature:	Urstadt Property Company, Inc.

X
By:      /s/ Charles J. Urstadt
by Thomas D. Myers as Attorney in Fact

Charles J. Urstadt
Chairman